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                                                                 EXHIBIT 10.12


                         AMENDMENTS TO 1996 STOCK OPTION PLAN
                             Adopted on February 1, 1999

Article 6 of the Plan shall be amended to add a new Section 6.7 to read as follows:

6.7 The Committee will have the authority, in its discretion, to award reload option rights ("Reload Option Rights") in conjunction with the grant of Options. Reload Option Rights must be awarded at the time an Option is granted and each Option Agreement shall state whether the Committee has authorized Reload Option Rights with respect to the underlying Options. Reload Option Rights awarded with respect to an Option shall provide that the Optionee who is an employee and who exercises the Option by delivering (or attesting to ownership of)
     Common Stock that has been held for at least six months instead of paying cash, or who pays tax withholding by delivering Common Stock, or by having Common Stock withheld from exercise, shall automatically be granted on the date of such exercise (the "Reload Date") an additional Option (a "Reload Option") (a) for that number of shares of Common Stock of the Company equal to the number of shares of Common Stock of the Company used by the Optionee to exercise the underlying Option or to pay tax withholding due upon such exercise; (b) having an exercise price not less than 100% of the Fair Market Value of the Common Stock covered by the Reload Option on the Reload Date; (c) having an expiration date not later than the expiration date of the Option being exercised and (d) otherwise having terms permissible for the grant of an Option under the terms of this Plan. Each Reload Option will become vested and exercisable, and shall have such additional terms and be subject to such additional restrictions and conditions, if any, as shall be determined, in its discretion, by the Committee, including, without limitation, a condition that the Optionee retain the shares issued upon exercise of the Option for a specified period of time. No Reload Option shall provide for a grant, when exercised, of subsequent Reload Options.

Subsection (b) of the second sentence of Section 7 shall be amended to read as follows:

     "(b) the term of such Option shall be ten years."

Such amendment shall be effective with respect to options granted after December 31, 1998.